Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Nos. 333-271031) of Artificial Intelligence Technology Solutions, Inc. of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 14, 2023, with respect to our audit of the consolidated financial statements of Artificial Intelligence Technology Solutions, Inc. and Subsidiaries as of February 28, 2023 and 2022 and for the years then ended which appears in in this Form 10-K.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

June 14, 2023